Exhibit 4.2
CITIGROUP INC.,
as Issuer
and
THE BANK OF NEW YORK MELLON,
as Trustee
Ninth Supplemental Indenture
Dated as of November 1, 2010
Supplement to Indenture of Citigroup Inc.
dated as of July 23, 2004

          NINTH SUPPLEMENTAL INDENTURE, dated as of November 1, 2010 (this “Ninth Supplemental Indenture”), between CITIGROUP INC., a Delaware corporation (the “Company”), and THE BANK OF NEW YORK MELLON, a New York banking corporation, not in its individual capacity but solely as trustee (the “Trustee”) under the Indenture, dated as of July 23, 2004 (the “Base Indenture”), supplemented by a Third Supplemental Indenture, dated as of December 3, 2007 (the “Third Supplemental Indenture,” and the Base Indenture, as supplemented by the Third Supplemental Indenture, the “Indenture”).
RECITALS:
          WHEREAS, the Company and the Trustee entered into the Indenture to establish the terms of the 6.700% Junior Subordinated Deferrable Interest Debentures due March 15, 2042 (the “Debentures”);
          WHEREAS, in accordance with Section 2.5(a) of the Third Supplemental Indenture, as of November 1, 2010, the Stated Maturity of the Debentures is December 15, 2015;
          WHEREAS, in accordance with Section 2.5(c) of the Third Supplemental Indenture, as of November 1, 2010, the subordination provisions in Article XIV of the Indenture become inapplicable to the Debentures and, as a consequence, the Debentures became Senior Indebtedness;
          WHEREAS, the Indenture may be amended without the consent of any Holder in accordance with Sections 9.1(2) and 9.2(8) of the Base Indenture;
          WHEREAS, the Company has sent notice of the exercise of its right under Section 8.1(a)(v) of the Declaration of Citigroup Capital XXXI, a Delaware statutory trust (the “Trust”) to dissolve the Trust and distribute all of the Debentures to the holders of the Trust Securities on November 22, 2010;
          WHEREAS, in accordance with Sections 1.2 and 9.3 of the Base Indenture, the Company has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate to the effect that all conditions precedent provided for in the Indenture to the Trustee’s execution and delivery of this Ninth Supplemental Indenture have been complied with and that the execution and delivery of this Ninth Supplemental Indenture is authorized and permitted under the Indenture; and
          WHEREAS, the Company has requested that the Trustee execute and deliver this Ninth Supplemental Indenture and has satisfied all requirements necessary to make this Ninth Supplemental Indenture a valid and legally binding instrument in accordance with its terms, and all acts and things necessary have been done and performed to make this Ninth Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Ninth Supplemental Indenture has been duly authorized in all respects:
          NOW, THEREFORE, the Company and the Trustee agree as follows:

ARTICLE I
DEFINITIONS; GENERAL
          Section 1.1 Definition of Terms.
          Unless the context otherwise requires (including for purposes of the Recitals):
          (a) a term defined in the Indenture has the same meaning when used in this Ninth Supplemental Indenture unless otherwise specified herein;
          (b) a term defined anywhere in this Ninth Supplemental Indenture has the same meaning throughout;
          (c) the definition of any term in this Ninth Supplemental Indenture that is also defined in the Indenture, shall for the purposes of this Ninth Supplemental Indenture supersede the definition of such term in the Indenture;
          (d) the definition of a term in this Ninth Supplemental Indenture is not intended to have any effect on the meaning or definition of an identical term that is defined in the Indenture insofar as the use or effect of such term in the Indenture, as previously defined, is concerned;
          (e) the singular includes the plural and vice versa;
          (f) headings are for convenience of reference only and do not affect interpretation; and
          (g) the following terms have the meanings given to them in this Section 1.1(g):
          “Base Indenture” has the meaning set forth in the recitals hereto.
          “Company Request” or “Company Order” means a written request or order signed in the name of the Company by its Chairman or a Vice Chairman of the Board, its President, a Vice President, its Chief Financial Officer, its Chief Accounting Officer, its Treasurer, or an Assistant Treasurer and by its Secretary or an Assistant Secretary, and delivered to the Trustee.
          “Indenture” has the meaning set forth in the recitals hereto.
          “Reset Cap” as of any Remarketing Date, means the prevailing market yield, as determined by the Remarketing Agent, of the benchmark U.S. treasury security having a remaining maturity that most closely corresponds to the period from such date until the Stated Maturity of the Debentures, plus 7.0% per annum.
     Section 1.2 General. The terms of this Ninth Supplemental Indenture shall apply to the Debentures issued under the Indenture only and shall not apply to any other series of Securities.

ARTICLE II
AMENDMENTS TO THE TERMS AND CONDITIONS OF THE DEBENTURES
     Section 2.1 Title of Debentures. As a consequence of the elections made by the Company in accordance with Section 2.5 of the Third Supplemental Indenture, the title of the Debentures is hereby amended and restated in its entirety as follows: “6.700% Notes due December 15, 2015.”
     Section 2.2 Payment of Interest. The Company hereby surrenders its right to defer payments of interest on the Debentures as provided for in Article XIII of the Base Indenture and Section 2.1(a)(12) of the Third Supplemental Indenture, with the effect that the Company shall no longer have this right with respect to the Debentures.
     Section 2.3 Denomination. The Debentures as modified by this Ninth Supplemental Indenture shall be issued in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000.
     Section 2.4 Surrender of Company’s Right to Add Optional Early Redemption. The Company hereby surrenders its right to elect to change the terms of the Debentures to specify a date for early redemption of the Debentures at the Company’s option, as provided for in Section 2.5(b) of the Third Supplemental Indenture, with the effect that the Company shall no longer have this right with respect to the Debentures.
ARTICLE III
AMENDMENTS TO THE INDENTURE
     Section 3.1 Events of Default. Section 5.1 of the Base Indenture is hereby amended with respect to the Debentures, by deleting the existing paragraph (a) in its entirety, and inserting the following paragraph:
          “(a) the failure of the Company to pay any installment of interest on any of the Debentures, when and as the same shall become payable, which failure shall have continued unremedied for a period of 30 days;”
     Section 3.2 Remarketing. The provisions of Sections 5(a), (b) and (c) of Annex I to the Declaration, along with all associated defined terms not otherwise defined in the Indenture or this Ninth Supplemental Indenture, shall be deemed to apply, mutatis mutandis, to a Remarketing of the Debentures.
     Section 3.3 Final Terms. In accordance with the final sentence of Section 9.6 of the Base Indenture, on the Remarketing Settlement Date associated with a Successful Remarketing, the final terms of the Debentures shall be reflected in the security certificate or certificates evidencing the Debentures.

ARTICLE IV
MISCELLANEOUS
     Section 4.1 Effectiveness. This Ninth Supplemental Indenture will become effective upon its execution and delivery.
     Section 4.2 Trustee. The Trustee accepts the trusts created by this Ninth Supplemental Indenture upon the terms and conditions set forth in the Indenture. The Trustee shall not be responsible or accountable in any manner whatsoever for or in respect of, and makes no representation with respect to, the validity or sufficiency of this Ninth Supplemental Indenture or the due execution hereof by the Company and shall not be responsible in any manner whatsoever for or in respect of the correctness of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.
     Section 4.3 Ratification. The Indenture as supplemented by this Ninth Supplemental Indenture is in all respects ratified and confirmed, and this Ninth Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.
     Section 4.4 Governing Law.
          This Ninth Supplemental Indenture shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, and all rights and remedies shall be governed by such laws without regard for the principles in its conflicts of laws.
     Section 4.5 Counterparts.
          This Ninth Supplemental Indenture may be executed in any number of separate counterparts each of which shall be an original for all purposes; but such separate counterparts shall together constitute but one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Ninth Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, on the day and year first above written.

CITIGROUP INC.
By	/s/ John C. Gerspach
	Name:	John C. Gerspach
	Title:	Chief Financial Officer

THE BANK OF NEW YORK MELLON, as Trustee
By	/s/ Timothy W. Casey
	Name:	Timothy W. Casey
	Title:	Senior Associate

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